Exhibit 99.1

Chart Industries, Inc.	GTLS	First Quarter 2014 Earnings Release Conference Call	April 29, 2014 10:30 AM ET

PARTICIPANTS
Corporate Participants

Michael F. Biehl – Executive Vice President, Chief Financial Officer and Treasurer, Chart Industries, Inc.
Samuel F. Thomas – Chairman, President & Chief Executive Officer, Chart Industries, Inc.
Other Participants

Eric A. Stine – Analyst, Craig-Hallum Capital Group LLC
Rob Brown – Analyst, Lake Street Capital Markets LLC
Greg McKinley – Analyst, Dougherty & Co. LLC
Kathryn I. Thompson – Analyst, Thompson Research Group LLC
Chase Jacobson – Analyst, William Blair & Co. LLC
Pavel S. Molchanov – Analyst, Raymond James & Associates, Inc.
William A. Priebe – Co-Founder, Managing Principal & Portfolio Manager, Geneva Capital Management Ltd.
Dennis Yip – Analyst, Daiwa Capital Markets (Hong Kong) Ltd.
Winnie Dong – Analyst, Piper Jaffray Companies

MANAGEMENT DISCUSSION SECTION
Operator: Good morning and welcome to the Chart Industries, Inc. 2014 First Quarter Conference Call. [Operator Instructions] After the speakers’ remarks, there will be a question-and-answer session. As a reminder, today’s call is being recorded.

You should have already received the Company’s earnings release that was issued earlier this morning. If you have not received the release, you may access it by visiting Chart’s website at www.chartindustries.com. A telephone replay of today’s broadcast will be available following the conclusion of the call, until Tuesday, May 6th. The replay information is contained in the Company’s earnings release.

Before we begin, the Company would like to remind you that statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events, or results to differ materially from those expressed, or implied, in the forward-looking statements.

For further information about important factors that could cause actual results to differ materially from those expressed, or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the Company’s earnings release and the latest filings with the SEC. These filings are available through the Investor Relations section of the Company’s website, or through the SEC website, www.sec.gov. The Company undertakes no obligation to update publicly, or revise, any forward-looking statement.

I would now like to turn the conference call over to Mr. Michael Biehl, Chart Industries’ Executive Vice President, CFO and Treasurer. You may begin your conference.

Michael F. Biehl, Executive Vice President, Chief Financial Officer and Treasurer, Chart Industries, Inc.

Thank you, Shannon. Good morning everyone. I’d like to thank you all for joining us today. I’ll begin by giving you a brief overview of our first quarter results. Then Sam Thomas, will provide comments on current market and order trends we see in each of our business segments. I’ll finish up by commenting on our outlook for the remainder of 2014.

We reported net income for the first quarter of 2014 of $12 million or $0.38 per diluted share. This included acquisition related costs of approximately $800,000, or $0.02 per diluted share. This quarter also includes a $0.01 per diluted share impact associated with additional shares taken into account from our Convertible Notes.

Excluding these items, earnings per share for the quarter would have been $0.41 per diluted share. This compares to the first quarter 2013 net income of $15.5 million or $0.51 per diluted share. The prior year quarter earnings would have been $0.54 per diluted share, excluding $1.2 million of acquisition related costs.

Sales for the quarter were $266 million and represented a decrease of 3%, compared to net sales of $274 million a year ago. The decline was largely due to continued weakness in our BioMedical segment and weather that impacted our U.S.-based operations. For example, our Canton, Georgia BioMedical and distribution and storage facilities were shut down for six days during the snow and ice storms that impacted the South in January and February. Weather also impacted other sites as well, and we estimate the weather related revenue impact of approximately $8 million in the quarter or $0.06 per share.

Our gross profit for the quarter was $77.5 million or 29.1% of sales, compared with $79.5 million or 29% of sales a year ago. Overall, margin dollars were down due to volume on our BioMedical segment, while the gross margin percentage increased due to project mix and better execution in our E&C segment.

With respect to the E&C business, sales increased 7% to $86 million in the first quarter, led by improvement in our air cooled heat exchanger segment. Gross margins were 28.7% compared to 25.9% in the prior-year quarter. The improvement was due to a shift in project mix and better execution.

In D&S, first quarter sales increased 1% year-over-year to $130 million as improved volume in LNG truck-mounted fueling systems in the U.S. offset a slowdown in industrial bulk activity due to adverse weather. Gross margins for D&S declined slightly to 28.1%, compared with 28.4% a year ago due to changes in product mix.

In our BioMedical business, sales declined 21% to $51 million in the first quarter of 2014, compared with $64 million for the same quarter in the prior year. The decrease is due to lower sales in respiratory therapy equipment in the U.S. as a consequence of the continued market restructuring driven by Medicare competitive bidding. Additionally, BioMed was also impacted by adverse weather that closed our facilities for the six days I mentioned during the quarter. BioMedical gross profit margin declined to 32.6% in the quarter compared with 34.4% for the same period in 2013, due to lower volume and higher warranty costs associated with respiratory therapy products.

SG&A expenses for the quarter were $50.9 million, up $3.7 million from the same quarter a year ago. The increase was due to acceleration of share-based compensation expense associated with retirement eligible participants and an increase in employee related costs as we addressed the growing LNG space. SG&A as a percentage of sales was 19.1%, compared to 17.2% in the prior-year quarter.

Net interest expense was $4.1 million for the first quarter, which included $2.6 million of non-cash accretion expense associated with the Company’s convertible notes. Cash interest for the first quarter was just $1.5 million.

Income tax expense was $5.2 million for the first quarter and represented effective tax rate of 29.7% compared to an effective tax rate of 29% in the first quarter in the prior year. The increase in the effective tax rate was primarily due to the expiration of the R&D credit at the end of last December.

I’ll now turn the call over to Sam Thomas.

Samuel F. Thomas, Chairman, President & Chief Executive Officer, Chart Industries, Inc.

Thank you, Michael, and good morning, everyone. Overall, while we’re disappointed with the slow start to 2014, particularly in our BioMedical business, we’re confident in the long-term growth drivers in the markets we serve.

As mentioned, weather had a significant impact on our U.S. business during the quarter with respect to both lost production and customer installations delays. That turned a corner in March when order intake in our packaged gas business was better than anticipated. That increased activity has continued in April.

Sequential orders were down in the first quarter of 2014 from fourth quarter of 2013, which is similar to what we’ve seen in previous years. However our backlog remains strong at $722 million, up 23% from a year ago.

I’m pleased that our LNG business continues to grow. In China we had sequential LNG order growth during the quarter. And the recent announcements from the Chinese government regarding NS4 Emission Enforcement will help offset the impact of last year’s natural gas price increase. This is for over-the-road trucks. NS4 emission standards will increase the cost of diesel trucks and encourage more LNG conversion.

In addition, the Chinese government also recently implemented subsidies for the construction of LNG powered ships. These two recent moves are real drivers for continued LNG growth in China.

We’re excited that we have now commissioned the largest brazing furnace in the world at our La Crosse, Wisconsin brazed aluminum heat exchanger facility which brings capacity and lead time improvement. The detailed planning for our $80 million capacity expansion in China is underway, and we’re happy to announce will be holding our groundbreaking ceremony in May.

Let me comment now on specific highlights for each of our business segments. Our Energy and Chemicals business booked $65 million of orders in the first quarter. Although this is down sequentially from $85 million in the fourth quarter, it’s consistent with the seasonality we’ve seen in prior years.

Equipment for ethylene production is one of our E&C petrochemical product offerings, and we continue to see positive growth in that market as we received an $11 million award during the quarter for ethylene cold box and also received an $8 million ammonia cold box award in the quarter.

Pointing to petrochemical demand growth, we continue to see upstream opportunities in the natural gas processing space. LNG opportunities continue to unfold for small to mid-scale applications. We are currently working on these studies for a liquefaction plant in Utah and Louisiana.

The Louisiana plant is a 2 million ton per annum liquefaction plant, consisting of four LNG production trains. This larger proposed plant would be used for LNG export and marine bunkering in North America.

We plan to close our E&C acquisition in Wuxi, China during the second quarter. As a reminder, this acquisition will add manufacturing capacity for brazed aluminum heat exchangers and cold boxes for the air separation and LNG liquefaction markets in Asia.

It will also enable our current E&C cold box fabrication, which supplies the natural gas market to move out of our D&S Asia facility in Changzhou, increasing capacity for D&S LNG products. We see additional opportunities to provide a full spectrum of solutions to the air separation space in Asia as well.

We continue to see momentum that shale gas development is having in North America with continuing infrastructure investment and natural gas processing, LNG, NGL liquids, both domestic and export facilities, and finally petrochemical investments in natural gas and NGLs as a feedstock.

Execution on our projects and backlog has improved along with receipt of change orders outstanding and is reflected in improved gross margin. One of our two major LNG baseload plants in backlog is now complete and shipped in April.

Moving on to Distribution and Storage, we booked orders of $143 million in the first quarter, which is down 2% from our fourth quarter orders of $146 million. Sequentially for LNG-related orders, China had better than anticipated order growth of 11%. In the U.S., we experienced 104% growth, a rebound from a weak fourth quarter.

We continue to believe our decision to move forward with the previously announced China expansion. We are seeing LNG order activity come from more regional and entrepreneurial players that have joined the market.

As a reminder in late February, we announced an $80 million Greenfield expansion in Changzhou, China that will significantly increase our capacity for all the D&S products we serve in China.

As I mentioned earlier, the expansion will commence during the second quarter and we expect it to support continued revenue growth in 2015 and beyond. Ultimately this expansion is expected to more than double our current capacity in Changzhou.

As mentioned earlier, our industrial business was impacted by weather during the quarter, and it’s especially impacted our U.S. bulk tank business where revenue was down 15% from the prior year quarter as customer installations were delayed.

After the weather turned in March, we saw positive signs of revenue, and our industrial packaged gas business grew 9% from prior year quarter results. This has historically been a leading indicator of confidence in industrial market growth going forward.

In addition, we saw bulk shipments improve in March and that continued in April. Finally, our LNG fuel tank business continues its growth trend as sequential orders increased 68%.

In general, our industrial gas customers reported significant weather related impacts in December through February with improvements in March continuing into April. Many are optimistic regarding improving North American industrial activity.

With respect to LNG in North America, we’re encouraged by the increase in entrepreneurial activity in the LNG sector. For example, we just received a $7 million order in April for LNG mobile regasification units, for oil and gas production applications from a new participant in the LNG space.

We believe that there is potential for a number of service providers to move into the LNG space and be successful, similar to how new players have entered the drilling markets successfully in the Marcellus, Fayetteville, and Eagle Ford Shale fields as the benefits of fracking have improved.

In Europe, industrial demand is improving and we’re seeing several opportunities along the LNG supply chain. We recently teamed with a customer, Grupo Sousa, to implement an LNG virtual pipeline from

Madeira Island off the coast of Portugal. We supplied 40 foot ISO containers to store LNG to deliver the island’s power needs.

We’re also working with Shell in Europe to build three LNG fueling stations for heavy-duty trucks in the Netherlands. We anticipate the first station to open in the third quarter of 2014.

In our BioMedical segment, orders of $55 million were down 2% compared to $56 million in the fourth quarter. As Michael mentioned earlier, sales for respiratory equipment in the first quarter remained weak as market restructuring and consolidation amongst our customers in the U.S. through the Medicare competitive bidding impact, impacted our order intake along with delays in expected European government tender market demand. Our cryobiological cold storage orders were down slightly from the fourth quarter of 2013 due to normal seasonality with respect to government spending programs. We see continued focus on stem cell R&D in Asia as a key indicator of demand moving forward. On-site gas generation orders for the quarter were flat, compared to the fourth quarter of 2013 as project award timing impacted the quarter. We anticipate growth in on-site generation demand driven particularly by the environmental benefits of our wastewater processing technology, and have dedicated more resources to grow this space.

Michael will now provide you with our outlook for the remainder of 2014.

Michael F. Biehl, Executive Vice President, Chief Financial Officer and Treasurer, Chart Industries, Inc.

Thanks, Sam. As Sam mentioned, we had a slow start to 2014 due to weather impacting our business, North American industrial activity and BioMedical continuing to work through the effects of competitive bidding.

In addition, in early April, major oil company customer curtailed and suspended certain North American LNG infrastructure projects for an order previously awarded to our D&S business during 2013. The result of this action will be reflected as a reduction in orders in the second quarter of approximately $10 million to $20 million depending on the customer’s final plans.

These events have caused us to reevaluate our anticipated results for the remainder of the year. And as such we are changing our sales and earnings guidance. Sales for 2014 now are expected to be in a range of $1.25 to $1.3 billion and diluted earnings per share expected to be in the range of $3.00 to 3.40 per diluted share on approximately 30.7 million weighted average shares outstanding.

This excludes any dilution impact resulting from the notes or any acquisition related costs. This compares with previous sales guidance of $1.3 to $1.35 billion and earnings guidance of $3.10 to $3.50 per diluted share, which also excluded any dilution impact resulting from the notes or acquisition related costs.

As we stated last quarter, we anticipate stronger momentum in the back half of this year as we expect the impact of competitive bidding to work through respiratory markets and the LNG infrastructure build out will continue.

I’d now like to open it up for questions. Shannon, please provide instructions to the participants to be able to ask questions.

QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions] Our first question is from Eric Stine of Craig Hallum. You may begin.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Hi, Sam. Hi, Michael.

<A – Sam Thomas – Chart Industries, Inc.>: Good morning, Eric.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Good morning. Maybe just to clarify at the very beginning of the call, you called out $8 million and $0.06. I was just unclear, was that for the BioMedical business alone, or was that for the overall business? And then based on the answer, maybe just some of the other areas or help quantify the shortfall versus maybe what you have been expecting previously?

<A – Michael Biehl – Chart Industries, Inc.>: That was for the overall business, Eric. $8 million, $0.06 per share. And a lot of it was in Distribution and Storage.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Okay. So beyond that– that though was a quarter that probably was – fair to say that was below what you would have expected a couple of months ago. So just – it’s D&S, but I mean, BioMedical – was the margin impact of the shutdown – is that something that caught you off guard or how should we just kind of square the $0.41 number versus what you would have anticipated outside of weather?

<A – Michael Biehl – Chart Industries, Inc.>: It was below our expectations, but our expectations, as you are aware, we don’t publish quarterly numbers. We publish annual numbers. And our expectation for the quarter was at the low end of the range compared to where the consensus was for the quarter.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Okay.

<A – Michael Biehl – Chart Industries, Inc.>: But we normally disclose. So if you add in the weather related impact, we weren’t all that far off the low end. As we previously indicated, the back half is much stronger, now with the delays and curtailments in the orders from a major oil company, we’ve had to reflect that in. We’ve also reflected in some continued sluggishness in the BioMed market going forward.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Right. Understood. In terms of the – the major that is delaying that, is that liquefaction or should we think about that in terms of station infrastructure?

<A – Michael Biehl – Chart Industries, Inc.>: Right now, liquefaction.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Okay.

<A – Michael Biehl – Chart Industries, Inc.>: Storage for liquefaction.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Got it. Got it. And that’s – and that’s the one that’s kind of been out there for a while. Okay. Maybe just turning to China, just – you talked about the sequential growth there on the order side, LNG being better than anticipated. Any clarity into – is that tanks and station infrastructure, is it liquefaction or is it both? And then what does that do to your view for the remainder of the year, timing and magnitude of the recovery in the second half?

<A – Sam Thomas – Chart Industries, Inc.>: There was growth in our vehicle tanks, in mobile equipment, LNG tankers, and also in fixed stations. So it goes fairly much across the board for our LNG product range in China. And the forecasts are for continued growth of demand from the heavy duty trucking sector. So it looks fairly positive.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Okay. And then, I mean, you did mention you’re starting to see the demand spread out beyond the majors to some regional players. I guess, curious what are you seeing on the liquefaction side as well, in support of what you just talked about, the tanks, mobile and stations.

<A – Sam Thomas – Chart Industries, Inc.>: We continue to win orders for cold boxes for liquefaction in China. There is significant quotation activity for additional liquefiers. And just as we’re seeing this move to smaller regional players and entrepreneurs on the Distribution and Storage equipment, that is also very much the case in orders we’re receiving for liquefier cold boxes. But there are – the major state owned enterprises are also involved in quoting additional liquefiers.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Okay. Last question for me and you touched on it, but in the past you’ve mentioned that beyond PetroChina you are starting to see quoting activity from CNOOC and Sinopec. Just any update there? Whether that’s continued, has accelerated or – or details would be great. Thanks a lot.

<A – Sam Thomas – Chart Industries, Inc.>: I think that on both of the other energy majors in China, the quotation activity continues. Discussions are progressing. Watch this space however for orders.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Thank you.

Operator: Thank you. Our next question is from Rob Brown of Lake Street Capital Markets. You may begin.

<Q – Rob Brown – Lake Street Capital Markets LLC>: Good morning. Could you give us some more color on the LNG truck shipment, sorry, the truck tank shipment. How has that been increasing and where do you stand in terms of capacity there?

<A – Sam Thomas – Chart Industries, Inc.>: We have significant capacity available and additional capacity readily added within the demand growth requirements in terms of the time it takes us to add capacity. So we’re well served there as well as to handle the demand. A major fleet has made announcements about increasing their use of LNG trucks and we’re delivering to them through this year.

<Q – Rob Brown – Lake Street Capital Markets LLC>: Okay. And do you continue to see order flow growing in that segment or is it just the one fleet?

<A – Sam Thomas – Chart Industries, Inc.>: That certainly is the largest and most notable. But there are a number of fleets buying, from 10 to 15.

<Q – Rob Brown – Lake Street Capital Markets LLC>: Okay, good. And then you announced -- you sort of said that order flow is picking up into April here. Are you able to ship very quickly against that or does this sort of build for more of a Q3 ramp or just maybe just give us a sense of how the quarters play out as this weather related issue sort of recedes?

<A – Sam Thomas – Chart Industries, Inc.>: In our packaged -- this is referring to the industrial gas business for D&S. In packaged gas, the lead-times are in the two-week to eight-week timeframe generally. For bulk shipments, the lead-times are in the both four week to 12 week lead time generally although, there are customer tanks on the ground that when they call for installation, they can take delivery in a week. So the average lead time on those could also be in the four to six week timeframe. So if this trend of improving order activity from the very low levels of January and February continues on, it can be reflected in the second quarter as well as the third quarter.

<Q – Rob Brown – Lake Street Capital Markets LLC>: Okay. Great. Thank you.

Operator: Thank you. Our next question is from Greg McKinley of Dougherty & Company. You may begin.

<Q – Greg McKinley – Dougherty & Co. LLC>: Thank you. I wonder if we could maybe just talk about the environment for BioMedical and your expectations for recovery in the second half of the year. Just my recollection is looking back, there is a notion that the industry was destocking equipment heading into this competitive bidding process as service providers weren’t quite sure who’d continue to serve clients after that. Now we’ve had those contracts awarded and BioMedical has been still somewhat lumpy in the last couple of quarters or challenged. How much of a recovery in that segment are you expecting in your guidance and maybe can you give us some color as to why you feel that that will unfold?

<A – Sam Thomas – Chart Industries, Inc.>: Clearly we’re not happy and didn’t forecast appropriately where the business would be. It’s been a challenging period with uncertainty, and several large customers have gone through ownership changes. So it’s been a dynamic environment.

We are expecting in the second half of the year improvements of perhaps 15% to 20% in volume but the market still is unsettled. And that’s both a U.S. issue and then there has been several countries in Europe where there are large tenders that are supposedly close to being awarded, which would provide that volume plus the actual release dates just seem to be slipping.

<Q – Greg McKinley – Dougherty & Co. LLC>: Okay. Moving away from BioMedical, now this year you’re breaking ground on your expanded China facility of course you just got done expanding your Wisconsin facility. Is there a degree of call it overhead absorption? I’m just trying to think about, has this capacity expansion weighed on 2014 earnings in a way that as we look to those facilities getting utilized, we could see some real margin expansion that might be masked with this year’s capacity additions?

<A – Sam Thomas – Chart Industries, Inc.>: Clearly, in Distribution and Storage in North America, we have added significant capacity over the past year. And with the soft volumes we had in the fourth quarter, – excuse me, the first quarter, that capacity hasn’t been utilized. So yes, there is an element of overhead associated with it.

By the same token, we see industrial demand improving through the year and continued growth in LNG demand across the full range of Distribution and Storage projects. So I’m pleased to have the capacity and we think we’ll be able to respond quickly to customer demand with both excellent lead times and excellent value.

<A – Michael Biehl – Chart Industries, Inc.>: Greg, it would be the same thing in our E&C business as we ramp up the new furnace. There’s going to be some – obviously, some inefficiencies as we get that up and running and online. And so there’s some additional cost that we will be absorbing in that business or have absorbed already. We will continue until we get it up to full production. That’s another factor.

The China facility really hasn’t started yet in terms of that production – putting together the facility, it’s in the early stages. We might see some of that later in the year, but keep in mind it is a separate facility. It is not the existing Changzhou facility that we have and we are going to be freeing capacity up in our Changzhou facility as we get the Wuxi operations for E&C up and running as we go into the second and third quarter. So the point is, as you asked the question, is there going to be some cost absorbed because of the ramp up of the facilities, absolutely.

<Q – Greg McKinley – Dougherty & Co. LLC>: Okay. Thank you. And then I guess, just what color can you provide – China grew exceptionally strong in the first half of last year, slowed down following the price reforms. And then it seems to have shown some order activity maybe a little more quickly, earlier this year than my sense was what it was expected.

What’s your outlook for the remainder of the year? Is there any intelligence around what future price reforms are expected, or how quickly you think the market will start responding to these NS4 emission standards or maybe you believe that’s already happening? I’m just curious what thoughts are there.

<A – Sam Thomas – Chart Industries, Inc.>: I think we are seeing improvements in demand and activity from the third and fourth quarter of last year. And the anticipation is that will progressively improve through the year.

<Q – Greg McKinley – Dougherty & Co. LLC>: Okay. Thank you.

Operator: Thank you. Our next question is from Kathryn Thompson of Thompson Research. You may begin.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Hi. Thanks for taking my questions today. The first question is on the E&C segment. There are certain number of projects that carried an inherently lower margin. Where do you stand in terms of the project flow-through in terms of those lower margin orders? And it would be helpful if you could quantify in terms of revenues that are remaining and the average margin for those remaining lower margin projects.

<A – Sam Thomas – Chart Industries, Inc.>: There were two projects cited for baseload LNG. The first of those, we completed shipments in April. So there is no margin of – there is no backlog left for margin and backlog left anticipated for that project. It was perhaps at 97% complete at the end of the first quarter. The second project is roughly at 40% completion and pending customer change orders, should ship in the first half of next year, the final train.

<Q – Kathryn Thompson – Thompson Research Group LLC>: What’s the magnitude of that second order?

<A – Sam Thomas – Chart Industries, Inc.>: It would have roughly $60 million left in backlog.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Okay. And average margin?

<A – Michael Biehl – Chart Industries, Inc.>: Probably in the 10% range.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Thank you. That’s helpful. And shipping of the backlogs, I apologize, I got in the call slightly later. So if you covered this, apologies on my end. But in thinking about the $10 million to $20 million that may or may not be backed out of the orders, how frequently are backlogs canceled? This is obviously a bigger magnitude but put in relative sense historically, the frequency, the magnitude and the reasoning for those larger cancellations?

<A – Sam Thomas – Chart Industries, Inc.>: It’s quite exceptional. I would say that we typically experience significantly less than 5% of our backlog being canceled, perhaps as low as 1% or 2%. I think to get above a -- to get to a notable number, from memory of say over $5 million, I would have to go back to the 2007 time period. So it’s an unusual event for us.

And with this particular customer, the outcome is still uncertain as to what the impact is in terms of actual backlog cancellation and also the profit impact. There’s a number of moving parts to it and a number of options being considered.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Are you able to clarify the reasoning for the change?

<A – Sam Thomas – Chart Industries, Inc.>: Yes. A significant customer announced that as part of reduction in their capital spending plans, they were delaying the implementation of two liquefiers.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Okay. And then finally on SG&A, how should we think about modeling SG&A forward, that guidance either in a dollars basis or on a percentage of total sales?

<A – Michael Biehl – Chart Industries, Inc.>: It really should be in the low-50s over the next three quarters. That’s our current expectation.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Okay. That’s helpful. Thank you.

Operator: Thank you. Our next question is from Chase Jacobson of William Blair. You may begin.

<Q – Chase Jacobson – William Blair & Co. LLC>: Hi, good morning.

<A – Michael Biehl – Chart Industries, Inc.>: Good morning.

<A – Sam Thomas – Chart Industries, Inc.>: Good morning.

<Q – Chase Jacobson – William Blair & Co. LLC>: Just another question on the E&C margin. I think in your prepared comments, you mentioned something about change orders in the quarter in that business. Could you just clarify that? Does that have a benefit to close gross margin in the quarter?

<A – Sam Thomas – Chart Industries, Inc.>: Yes, under percentage completion accounting, when there is a change in the work scope, we start charging for the additional costs immediately when we’re aware of them. But we don’t recognize improved revenue and hence improved margin until we have an agreed change order from the customer.

So we talked about last quarter that the margins were impacted by increased costs associated with changes that were not yet recognized by change orders from the customer. As we work forward in the second quarter, we have been able to recognize some of those change orders.

<Q – Chase Jacobson – William Blair & Co. LLC>: Okay. So – maybe another little benefit in the second quarter? Okay. So – then looking at the demand and the revenue there, you mentioned a couple of small and mid-scale LNG projects that you’re doing FEEDs for. Can you give any insight as to your expectation of a larger award timing and how important is backlog growth in that business to see revenue growth later in the year and into 2015? I know we’re still early here in 2014 but it’s a long cycle business and backlog is flat year-over-year. So any color on that?

<A – Sam Thomas – Chart Industries, Inc.>: Yeah. These are – first, it’s very difficult to call the timing on major awards. Second, the gaining factor for – for probably lead times in the 26 weeks for time period. For heat exchangers something in the 40 week time period, 40 to 50 week time period for large cold boxes. So depletion of backlog over the next two quarters doesn’t impact 2014 results but it certainly impacts late 2014 early 2015 results.

<Q – Chase Jacobson – William Blair & Co. LLC>: Got you. I appreciate that. And just one more on the D&S side. You mentioned that awards in China in D&S were better than you had expected. What does that mean for the 15% to 20% revenue growth expectation you give us last quarter for sales in that business?

<A – Sam Thomas – Chart Industries, Inc.>: Intact.

<Q – Chase Jacobson – William Blair & Co. LLC>: Okay. Thank you.

Operator: Thank you. Our next question comes from Pavel Molchanov of Raymond James. You may begin.

<Q – Pavel Molchanov – Raymond James & Associates, Inc.>: Hi. Thanks. Can ask another high level question about LNG exports? Since you last did the earnings call, I think another two LNG export projects in the U.S. got DOE approval. And we’ve been talking about the same for probably over a year now. Any movement, as far as you can tell, on getting into some of these potential developments as they move towards FID?

<A – Sam Thomas – Chart Industries, Inc.>: We are certainly involved in discussions and quotations on at least two – and early stages discussions on more than two of the projects. We don’t anticipate awards in 2014 for the ones we are working on.

<Q – Pavel Molchanov – Raymond James & Associates, Inc.>: Is that just based on timing of reaching FID from the operator’s perspective?

<A – Sam Thomas – Chart Industries, Inc.>: Correct.

<Q – Pavel Molchanov – Raymond James & Associates, Inc.>: Okay. And then back to China, you’ve alluded in the past to issues the PetroChina management shakeup et cetera. When do you think that subsides?

<A – Sam Thomas – Chart Industries, Inc.>: We are still executing on orders for PetroChina. Things are stabilizing, although, some of the projects are being handled at joint venture companies that are associated with PetroChina. So we anticipate with respect to PetroChina later in the year 2015, but we are seeing increased attention and activity with CNOOC or Sinopec related companies picking up some of the slack or encouraging developments and building out LNG infrastructure in different parts of the country.

<Q – Pavel Molchanov – Raymond James & Associates, Inc.>: All right. I appreciate it.

<A – Sam Thomas – Chart Industries, Inc.>: Thank you.

Operator: Thank you. Our next question is from Bill Priebe of Geneva Capital Management. You may begin.

<Q – Bill Priebe – Geneva Capital Management Ltd.>: Good morning. The BioMedical area, obviously, for many on the call is not the primary reason to buy the stock. We understand that. Yet it’s really struggled with demand for quite some time. You’ve talked about running down inventories and concerns over – buyers concerns over the healthcare rollout and what it means.

But beyond that, have you looked at the internal effectiveness of your sales force, ways to cut costs? I just wonder – I think some on the call are getting weary of quarter after quarter where it more or less drags down some of your operations. Just address that area little more fully and give us an idea of when we can expect a meaningful improvement in momentum.

<A – Sam Thomas – Chart Industries, Inc.>: Okay. The business is going through a significant transition, as globally, but particularly in North America and Europe, there is pressure on reimbursement for respiratory therapy. And that has led to the market gravitating to lower cost forms of respiratory therapy, particularly oxygen concentrators that don’t require delivery of liquid oxygen.

Going back two years, we were – over 80% of our sales in the respiratory therapy market was liquid oxygen, which required deliveries. We saw that and invested in companies that manufacture portable concentrators or concentrators both home and portable concentrators that are wearable. That was an appropriate move because the liquid oxygen therapy, which was our strength has been diminished by over 50% in the last two years with the acquisitions of the portable concentrators and stationary concentrators making up for that difference.

The shakeout as part of Medicare reimbursement cuts is still going on. It’s taken longer than we anticipated. We are doing significant work to improve our operational efficiency and clean the organization out so that we’re positioned for what ultimately is still a growing market in terms of patients to be able to successfully be a major player in that. So yes we’ve been disappointed as investors have in the way the market has reacted but we think we’re approaching it properly, both in terms of controlling costs and preserving a future market-leading position.

<Q – Bill Priebe – Geneva Capital Management Ltd.>: Real quick interjection, one little follow-up. Do you have any feeling – is this turnaround based on whatever assumptions you are making regarding federal regulations and state regulations and how the major players are reacting that you could start to see improvement in the third and fourth quarters? Or is that too optimistic?

<A – Sam Thomas – Chart Industries, Inc.>: We believe because of operational improvements, we will be able to show improvements in our third and fourth quarter, yes. However I’m becoming more circumspect based on my past year’s ability to forecast what’s happening in that market. But we will address it both from the standpoint of making sure we have the right products, but also having the appropriate cost structure.

<Q – Bill Priebe – Geneva Capital Management Ltd.>: Thank you very much.

Operator: Thank you. Our next question comes from Dennis Yip of Daiwa Securities. You may begin.

<Q – Dennis Yip – Daiwa Capital Markets (Hong Kong) Ltd.>: Hi. Good morning. I’m an analyst from Hong Kong. I would like to ask two questions about China. The first is can you give us some color about order backlog of the first Q 2014 year-over-year? Is there any increase or flat or drop? This is the first question. And the second question is about the subsidy of the LNG powered ships. Do you see there would be more orders from this part? Do have any budget of that? That’s the questions. Thank you.

<A – Sam Thomas – Chart Industries, Inc.>: We had significant first quarter and second quarter orders from PetroChina in 2013. We had a broader base of orders in 2014. I would anticipate that our backlog is down slightly from what it was in the first quarter as a result of those large orders hitting late in the quarter. I don’t have the number immediately at hand.

With respect to your question on the subsidies towards shipbuilding, because they do involve subsidies in the cost of ships, I would anticipate that that will significantly develop the marine market demand in China.

There are sufficient liquefiers to supply that demand but you do have to remember that you’re working within ship construction cycles. So the government regulation and incentive has been announced.

There is typically a period of six to 12 months to understand the regulation and to actually have the subsidies be available and then you have whatever the ship construction time lead times will be, which I would just say roughly would be in the six to 18 months. So it’s not something you’re going to see impact 2014 sales dramatically, except perhaps for marine bunkering stations. In terms of ship construction I would look to 2015, 2016.

<Q – Dennis Yip – Daiwa Capital Markets (Hong Kong) Ltd.>: Thank you very much. So another question is about your competitor’s CIMC recently aggressive nature got an EPC contract to build the big LNG storage tank. So do you think you will focus more on working – cooperating with city gas operators and also the CIMC major to get more EPC order going forward?

<A – Sam Thomas – Chart Industries, Inc.>: I’m not familiar with the CIMC announcement as to what size tanks were involved. Whether that was normal vacuum insulated tanks or larger site erected tanks. I do anticipate opportunities for us in the shop fabricated vacuum insulated storage tanks that we manufacture. Yes.

<Q – Dennis Yip – Daiwa Capital Markets (Hong Kong) Ltd.>: Okay. Thank you very much. That’s all of my questions.

<A – Sam Thomas – Chart Industries, Inc.>: Thank you.

Operator: Thank you. Our next question is from Alex Potter of Piper Jaffray. You may begin.

<Q – Winnie Dong – Piper Jaffray Companies>: Hi, this is Winnie asking a question on behalf of Alex. I think it was mentioned that Chinese orders grew more than expected. We were wondering if you could comment on the margins of this order. Were they higher or lower than the historical business in China?

<A – Sam Thomas – Chart Industries, Inc.>: Across the board they were probably slightly lower than the second half of last year due to mix. But I would say we’re – they’re all in the 20% – low 20% gross margin range.

<Q – Winnie Dong – Piper Jaffray Companies>: Great. Thank you. To just follow-up on that, is it possible to quantify the amount of LNG orders that were received in China? It was said it was higher than expected but how much was it?

<A – Sam Thomas – Chart Industries, Inc.>: No. We don’t report that separately.

<Q – Winnie Dong – Piper Jaffray Companies>: Okay. Great. Thank you.

Operator: Thank you. [Operator Instructions] Our next question is a follow up from Greg McKinley of Dougherty and Company. You may begin.

<Q – Greg McKinley – Dougherty & Co. LLC>: Thanks. Sam what would you – how would you characterize sort of the cadence of the small-scale LNG market in North America? Obviously there has been a number of projects in the last – in the nine months that you’ve been involved with and my understanding is that there is many other small projects being talked about. Is that market continuing to develop as you and others might have anticipated? Or is it accelerating? Any color there would be helpful. Thank you.

<A – Sam Thomas – Chart Industries, Inc.>: I would say that the quotation activity and inquiry activity level is at or above expectations. In order to go forward, the challenge has been unlike traditional baseload LNG where you don’t go to final investment decision or go forward until you have off-take contracts at 20 years for 75% or 80% of the output. These require making assumptions as to how quickly you’ll build customer demand and customer commitments.

At the current level of overall infrastructure build-out, that’s challenging. So the process from a FEED study if you will or a firm quotation to moving forward with a Board of Directors decision to build a liquefier and commencing construction, has been more variable than we anticipated. But we do see good progress being made with a number of orders booked as we have announced and several more in the offing.

<Q – Greg McKinley – Dougherty & Co. LLC>: Thank you.

Operator: Thank you. I’m showing no further questions at this time. I would like to turn the conference back over to Sam Thomas for closing remarks.

Samuel F. Thomas, Chairman, President & Chief Executive Officer, Chart Industries, Inc.

Thank you. We’re positive about the long-term fundamental drivers for our business and are committed to meet demand in the LNG, petrochemical, air separation, industrial gas, healthcare, life sciences and environmental markets we serve. We continue to make progress on our facility expansions and are excited about our ability to provide superior service and value to our customers.

Finally, we believe a positive trend is unfolding in the global LNG market as in China and now in the U.S. we’re seeing an increasing number of smaller, regional and local entrepreneurs enter the market. We are well suited to meet this new demand and we’re excited to serve these customers with quality products, service, and dependability that we can deliver day in and day out. Thank you everyone for listening today. Good-bye.

Operator: Ladies and gentlemen, this concludes today’s conference. Thank you for your participation. Have a wonderful day.